Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976
469.398.7000
	Jason Landkamer
	Investor Relations
	469.398.7222

News Release

FOR IMMEDIATE RELEASE

Fluor Announces Appointment of Jim Breuer as CEO; David E. Constable to Transition to Executive Chairman

IRVING, Texas (February 18, 2025) – Fluor Corporation (NYSE: FLR) announced today that its Board of Directors has appointed Chief Operating Officer (COO), Jim Breuer, as Chief Executive Officer (CEO), effective May 1, 2025. David E. Constable, Fluor’s current Chairman and CEO, will transition into the role of Executive Chairman on the same date, ensuring continuity of leadership and strategic direction of the company.

Breuer has held the role of COO since 2024, driving a more holistic approach to Fluor’s markets, talent deployment and project delivery excellence. Prior to his COO role, he held several executive leadership positions including Group President of Energy Solutions. His engineering, procurement and construction experience spans four continents in the energy, chemicals, mining and metals, and power sectors. In his 31 years at Fluor, Breuer has held a variety of executive and project roles, including spending half of his career on assignments outside of the United States.

“I am incredibly proud of what we have achieved over the past four years under our ‘building a better future’ strategy, having strengthened our balance sheet, secured a high-quality backlog and restored stakeholder confidence in our project delivery value proposition,” said Constable. “Jim has played an instrumental role in our success and the Board and I have full confidence in his ability to lead Fluor, as we transition from a ‘fix and build’ phase to the next chapter of our strategy, ‘grow and execute’. Jim’s deep knowledge of our global operations, markets, partners and clients will be crucial in driving our heightened focus on business growth, executing projects with excellence, developing the next generation of leaders and delivering sustainable earnings.”

“I am grateful to the Board of Directors for the opportunity to lead Fluor at this pivotal time and to build on the strong platform for growth we have collectively established under David’s leadership,” said Breuer. “I look forward to my ongoing working relationship with David as Executive Chairman, and collaborating with the Board, the Fluor Management Team and our dedicated employees and partners across the globe as we continue to deliver value for our clients and shareholders.”

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 27,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $16.3 billion in 2024 and is ranked 265 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than a century. For more information, please visit www.fluor.com or follow Fluor on Facebook, Instagram, LinkedIn, X and YouTube.

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